NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT

Juli Davenport

(877) 805-3333

jdavenport@crefunds.com

Cornerstone Core Properties REIT, Inc.

Acquires Three Assisted Living Facilities

Irvine, Calif., (October 8, 2013) – Cornerstone Core Properties REIT, Inc. (“Core REIT”) announced today that it acquired on October 4, 2013, three assisted living facilities in North Carolina for a purchase price of approximately $15.3 million.

The three facilities acquired include Carteret House in Newport, N.C., a 29,570 square foot facility with 64 beds built in 1994; Hamlet House in Hamlet, N.C., a 34,638 square foot facility with 60 beds built in 1999; and Shelby House in Shelby, N.C., a 23,074 square foot facility with 64 beds built in 1991.

The facilities were acquired through a sale/leaseback transaction with wholly-owned subsidiaries of Meridian Senior Living, LLC (“Meridian”). Meridian will continue to operate the facilities pursuant to 15-year triple net leases. Meridian currently operates more than 120 facilities with over 4,400 units located throughout 12 states, including 44 facilities in North Carolina and two other facilities owned by Core REIT.

“We have enjoyed the growth with Meridian and look forward to continued growth,” said Kent Eikanas, President and Chief Operating Officer of Cornerstone Core Properties REIT, Inc.

“Cornerstone and Meridian both bring a commitment to excellence and a history of success to our joint venture.  The folks at Cornerstone are among the best in their industry, and we are looking forward to working these outstanding professionals,” said Charlie Trefzger, Chief Executive Officer, Meridian Senior Living, LLC.

About Cornerstone Core Properties REIT, Inc.

Core REIT is a publicly registered non-traded REIT that currently invests in senior housing real estate located throughout the United States. Since its commencement in 2006, Core REIT has acquired 23 properties for a total purchase price of $209.5 million. Since 2011, 12 of those properties have been sold. The current portfolio includes one multi-tenant industrial property and 10 long-term triple net leased healthcare facilities.

For more information, please contact Juli Davenport at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Core Properties REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports for the periods ended March 31, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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